UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): April 10, 2025

Henry Schein, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27078	11-3136595
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 Duryea Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 843-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	HSIC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2025, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Henry Schein, Inc. (the “Company”) approved the adoption of the Henry Schein, Inc. Executive Severance Plan (the “Severance Plan”), to provide severance benefits to certain executive-level employees in the event their employment with the Company terminates under certain qualifying circumstances, as further described below, and the adoption of the amended and restated Henry Schein, Inc. Executive Change in Control Plan (the “CIC Plan”), to provide for coordination of benefits with the Severance Plan and any other severance arrangements.

Severance Plan

The Severance Plan contains the following terms and conditions:

•

Eligibility and Participation. Members of the Company’s Executive Management Committee or any successor committees, and other employees of the Company who are specifically designated by the Compensation Committee are eligible to participate in the Severance Plan, in each case, provided that such employee is not otherwise eligible for severance benefits under an individual agreement (unless such severance benefits are less than those provided for in the Severance Plan, in which case such employee would be eligible to receive the incremental increase in severance benefits under the Severance Plan). The Chief Executive Officer of the Company is not eligible to participate in the Severance Plan.

•

Benefits Under the Severance Plan. In the event that a participant in the Severance Plan is terminated by the Company without “Cause”, or, only for participants who are “executive officers” (under applicable federal securities laws), resigns for “Good Reason”, the participant shall be entitled to receive:

•	base salary through the termination date; and

•	settlement of the participant’s deferred compensation arrangements in accordance with the applicable plan or election form.

Additionally, subject to the timely execution and non-revocation of a release of claims, the participant shall be entitled to receive:

•	a pro-rated annual bonus based on actual performance for the year in which the termination occurs;

•

an amount equal to product of (A) the sum of the participant’s base salary and average annual bonus paid with respect to the immediately preceding three fiscal years ended prior to the date of termination, and (B) a multiple based on the participant’s position (the “Severance Multiple”). Under the Severance Plan, the Severance Multiple for each participant who is an executive officer 1.5, and the Severance Multiple for all other participants is 1.0;

•	pro-rata acceleration of vesting of outstanding equity awards based on service period prior to termination (subject to actual performance for performance-based awards);

•	COBRA continuation health coverage subsidized by the Company (with the participant paying the applicable active employee rate) for up to the applicable severance period (not to exceed 18 months); and

•	outplacement services.

The Severance Plan contains non-duplication language to reduce any severance benefits provided for in an individual written agreement or under the CIC Plan by the amounts payable under the Severance Plan.

•

Restrictive Covenants; Clawback. The Severance Plan contains restrictive covenants, including confidentiality and invention assignment and post-employment non-competition, non-solicitation and non-disparagement covenants. Such restrictive covenants may be modified to align with local law. A violation of the restrictive covenants may cause the immediate forfeiture and recoupment of all the amounts payable under the Severance Plan. Amounts payable under the Severance Plan are subject to the Company’s Incentive Compensation Recoupment Policy and the Company’s Dodd-Frank Clawback Policy.

•

Amendment and Termination. The Severance Plan can be amended or terminated at any time and for any reason (other than with respect to any participant who has terminated employment and becomes eligible for benefits under the Severance Plan prior to any adverse amendment or termination).

The foregoing summary of the Severance Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Severance Plan, which is attached as Exhibit 10.1 and incorporated herein by reference.

Amended and Restated CIC Plan

The amended and restated CIC Plan continues the existing provisions of such plan and incorporates the following changes:

•

Benefits Under the CIC Plan. The CIC Plan contains non-duplication language to reduce benefits under the CIC Plan by the amount of any severance benefits provided for in an individual written agreement or under the Severance Plan that were paid prior to a participant in the CIC Plan becoming eligible for severance benefits under the CIC Plan.

•	Restrictive Covenants. The restrictive covenants contained in the CIC Plan may be modified to align with local law.

The foregoing summary of the CIC Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the CIC Plan, which is attached as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Henry Schein, Inc. Executive Severance Plan

10.2	Amended and Restated Henry Schein, Inc. Executive Change in Control Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC.

Date: April 15, 2025	By:	/s/ Kelly Murphy
	Name:	Kelly Murphy
	Title:	Senior Vice President and General Counsel